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                     February 18, 2021

       Janet Yang
       Executive Vice President and Chief Financial Officer
       W&T OFFSHORE INC
       Nine Greenway Plaza
       Suite 300
       Houston, Texas 77046-0908

                                                        Re: W&T OFFSHORE INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 5, 2020
                                                            File No. 001-32414

       Dear Ms. Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation